Exhibit 99.1

Investor Relations 817-931-3423 investor.relations@aa.com

FOR RELEASE: Wednesday, Jan. 15, 2014

NOTICE TO HOLDERS OF AMERICAN AIRLINES GROUP SERIES A

CONVERTIBLE PREFERRED STOCK REGARDING OPTIONAL

CONVERSION CUTOFF DATE

FORT WORTH, Texas – American Airlines Group (the “Company”) today provided the following notice to Holders of its Series A Convertible Preferred Stock (NASDAQ: AALCP) (the “Convertible Preferred”) pursuant to Section 5.2 of the Certificate of Designations relating to the Convertible Preferred (the “Certificate of Designations”) (capitalized terms not otherwise defined in this notice have the meaning set forth in the Certificate of Designations):

•	As of 5 p.m. EST on Jan. 14, 2014, the Company’s Transfer Agent had received Conversion Notices seeking the Optional Conversion of an aggregate of 36,309,291 shares of Convertible Preferred into Common Stock, which exceeds the Optional Conversion Cap of 10,000,000 shares of Convertible Preferred. As a result, the Optional Conversion Cutoff Date with respect to the second Conversion Period occurred as of that date.

•	No Optional Conversion election received after 5 p.m. on the Optional Conversion Cutoff Date or during the remainder of the second Conversion Period will be given effect.

•	Holders of the 36,309,291 shares that validly elected Optional Conversion on the Optional Conversion Cutoff Date will not have their shares of Convertible Preferred converted in full. The number of each Holder’s shares will be cut back on a pro rata basis, subject to rounding, such that the aggregate number of shares converted is 10,000,000. Accordingly, each Holder that validly elected to convert Convertible Preferred shares on the Optional Conversion Cutoff Date will have its shares of Convertible Preferred converted on a pro rata basis using a factor of approximately 0.2754 shares converted for each share validly tendered for Optional Conversion, subject to rounding. Any shares of Convertible Preferred not converted will be returned to the Holder.

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Notice to Holders of American Airlines Group Series A Convertible Preferred Stock Regarding Optional Conversion Cutoff Date

•	Each share of Convertible Preferred converted as of the Optional Conversion Cutoff Date as described above will be converted into approximately 0.9167 shares of Common Stock (NASDAQ: AAL), subject to rounding.

•	To effectuate an Optional Conversion for shares of Convertible Preferred not accepted for conversion, a Holder must submit a new Conversion Notice with respect to such shares in a subsequent Conversion Period. The next Conversion Period will commence on Feb. 13, 2014.

•	This notice constitutes an Optional Conversion Cutoff Notice for purposes of the Certificate of Designations.

Additional Information and Where to Find It

For questions about distributions under the Plan, please visit www.amrcaseinfo.com.

For information about American Airlines Group Inc., including financial information, corporate governance and its SEC filings, please visitwww.aa.com/investorrelations.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. American’s AAdvantage and US Airways Dividend Miles programs allow members to earn and redeem miles for travel and everyday purchases as well as flight upgrades, vacation packages, car rentals, hotel stays and other retail products. American is a founding member of the oneworld® alliance, whose members and members-elect serve 981 destinations with 14,244 daily flights to 151 countries. Connect with American on Twitter @AmericanAir or Facebook.com/AmericanAirlines and follow US Airways on Twitter @USAirways and on Facebook.com/USAirways.

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